USE OF PROCEEDS TO ISSUER
We expect to receive gross proceeds from this Offering of up to $3,700. Blackchip Technologies, LLC will pay all expenses of the Offering, including fees and expenses associated with qualification of the Offering under Regulation A. If the Offering is not fully subscribed, the remaining unsold Class A shares will be issued to Blackchip Technologies, LLC in full settlement of such obligations. Accordingly, Blackchip Holdings has complete ownership of the painting prior to SEC qualification and has no indebtedness.